EXCLUSIVE DISTRIBUTION AGREEMENT

BETWEEN

DIAGNOS INC.

AND

RJL MARKETING SERVICES INC.

TABLE OF CONTENTS

1. DEFINITIONS

2. APPOINTMENT OF DISTRIBUTOR

3. TERM

4. CONSIDERATION

5. DISTRIBUTOR UNDERTAKINGS

6. ORDERING

7. SUPPORT AND UPDATES

8. CONFIDENTIAL INFORMATIONS

9. DISTRIBUTOR'S REPRESENTATIONS AND WARRANTIES

10. OBLIGATIONS OF DIAGNOS

11. PRICES

11.1 LICENSES

12. MINIMUM REVENUE AND SALES COMMITMENTS

13. PAYMENTS

14. RECORDS

15. PRODUCT SPECIFICATIONS CHANGES

16. INTELLECTUAL PROPERTY

17. DEMONSTRATION SOFTWARE

18. TRAINING AND CERTIFICATION REQUIREMENTS

19. LIMITED WARRANTY

20.iNDEPENDENT CONTRACTOR

21. NO ASSIGNMENT

22. DEFAULT AND TERMINATION

23. EFFECT OF TERMINATION

24. COMPLIANCE WITH LAWS AND STANDARDS OF CONDUCTS

25. FORCE MAJEURE

27. MISCELLANEOUS

EXCLUSIVE DISTRIBUTION AGREEMENT

BETWEEN:	DIAGNOS Inc, a corporation organized and existing under the laws of Canada (hereinafter called "DIAGNOS"),

AND:	RJL Marketing Services Inc., a corporation organized and existing under the laws of the State of Delaware, United States (hereinafter called "DISTRIBUTOR").

WHEREAS DIAGNOS has developed and owns knowledge extraction software, the source code and object code relating thereto as well as considerable know-how and expertise relating thereto; and

WHEREAS DISTRIBUTOR has provided to DIAGNOS a forecast for the initial twelve (12) months set forth in Schedule A hereto and also made representations about its sales forces in United States which DIAGNOS has relied upon in entering into this Agreement.

NOW, THEREFORE, in consideration of the mutual premises and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually covenant and agree as follows:

1.     DEFINITIONS

"Agreement" means this Exclusive Distribution Agreement as amended and modified in writing by the parties hereto from time to time.

"Affiliate" means any person who controls, is controlled by or under common control with another person.

"Authorized Area" means (i) all executive, judicial, legislative and administrative branches of the United States of America Federal, state, municipal and local governments and any and all contractors with the United States of America's Federal, state, municipal law enforcement, other agencies and including all contractors and sub-contractors in support to them, save and except for Unauthorized Clients (as hereinafter defined); and (ii) all End Users in the bio-medical market in the United States of America.

"Confidential Information" means the Products, the business of DIAGNOS and its Affiliates and trade secrets of DIAGNOS and its Affiliates including, without limitation, company information regarding sources of information, customer and client lists (but excluding customer lists of the DISTRIBUTOR which shall be the sole and exclusive property of the DISTRIBUTOR), unique internal procedures relating to the operations of DIAGNOS and its Affiliates, methods of operation, internal procedures relating to the operation of DIAGNOS and its Affiliates, methods of operation, advertising and promotional techniques, statistics, marketing and sales plans and programs, financial information, proposals, costs, pricing information, concepts and ideas not publicly released by DIAGNOS or its Affiliates, compilations of information, records, specifications and manuals owned by DIAGNOS or its Affiliates, computer programs and related algorithms, flowcharts, architecture, source and object codes.

"Demonstration Software" means the available Products that are used internally by DISTRIBUTOR on the computer(s) listed in the applicable Demonstration Software Order Form(s) for demonstration and support purposes.

"Documentation" means technical manuals relating to the use of the Products by an End User prepared by DIAGNOS with regard to the Products.

"End User" means a third party licensed to use the Products internally only and not for further resale, redistribution for the provision of facilities management or time-sharing services.

"Force Majeure Event" has the meaning ascribed thereto at Section 25.1.

"Maintenance Releases" means Product temporary fixes, error corrections, work-around or other maintenance tapes and corrections made available by DIAGNOS to supported End Users of the Products, but does not include: (i) New Versions, or (ii) new products available from DIAGNOS for an additional fee.

"New Versions" means a new version of the Product containing new features or functions as well as error corrections, but does not include new products available from DIAGNOS for an additional fee.

"Operating Environments" means the hardware platform and operating system combinations that correspond to specific versions of the Products available from DIAGNOS.

"Product(s)" means the knowledge extraction and recognition software and related algorithms (some of them are from public domain, classics and well-known and share all around the world) marketed by DIAGNOS under the trademark name MCubiX suite of products, as well as any part thereof, together with related Documentation, Maintenance Releases and New Versions thereof.

"Completed Sale" means a sale of a license with regard to a Product to an End User in the Authorized Area in the Territory upon DIAGNOS' receipt and written acceptance of a duly executed License Agreement in the form attached hereto as Schedule C by such End User delivered to DIAGNOS.

"Term" and "Renewal Term" shall have the meaning set forth in Section 3 of this Agreement.

"Territory" means the United States of America its territories and possessions, including but not limited to, Puerto Rico.

"Unauthorized Clients" means distributors, resellers and End Users in the Authorized Area and in the Territory in respect of which only DIAGNOS is authorized to distribute the Products. Unauthorized Clients are limited to the three first licenses to be sold to Raytheon for the Eagles Meer Project; This Unauthorized Clients include their Affiliates.

"Upgrade" means any change in the usage of the Products (including, without limitation, the transfer of Products to a computer in a higher priced classification, or an increase in authorized use limitation) that would result in an increase in price as determined in accordance with DIAGNOS' then current price list.

"U.S.A." or "U.S." mean the United States of America, its territories and possessions, as they exist on the date of this Agreement.

"Working Day" means 9-am to 5-pm Monday through Friday but excluding bank and public holidays in Canada and/or U.S.A.

2.      APPOINTMENT OF DISTRIBUTOR

     2.1     During the Term and any Renewal Term, and subject to the terms and conditions of this Agreement, DIAGNOS hereby appoints DISTRIBUTOR:

          2.1.1 as its exclusive distributor authorized to market, distribute, solicit orders for, and sell the Products only in the Territory and only in respect of End Users in the Authorized Area; and

          2.1.2 as a non-exclusive distributor authorized to market, distribute, solicit orders, and sell the Products only in the Territory and in respect of End Users that are outside the Authorized Area.

DISTRIBUTOR may market and solicit orders for the Products in the Territory subject to DISTRIBUTOR's ability to fulfill its obligations under this Agreement. For greater certainty, notwithstanding anything else contained in this Agreement, DIAGNOS shall have the exclusive right to promote, market, solicit or sell, directly or indirectly by appointing other distributors (outside the Authorized Area) and the DISTRIBUTOR shall not have the right to market, solicit or sell Products to Unauthorized Clients, without the prior consent of DIAGNOS.

     2.2     DISTRIBUTOR shall not knowingly, without the prior written consent of DIAGNOS which consent shall not be unreasonably withheld, solicit, promote or market Products to (i) End Users in the Authorized Area whose head office is located outside the Territory, even if such End User has one or more offices or regional head office located within the Territory or (ii) End Users in the Authorized Area whose head office is located in the Territory but in respect of an installation of the Products (or any part thereof) outside the Territory. Unauthorized shipment of Products outside the Territory will invalidate the warranty related to the Products.

     2.3     Unless otherwise specifically agreed by DIAGNOS in writing, no right to license, distribute or sell any third party products remarketed by DIAGNOS is granted under this Agreement. In no case are any manufacturing or copying rights granted by DIAGNOS with respect to third party products. No right to use, modify, license or distribute the source code of the Products is granted under this Agreement.

     2.4     DIAGNOS retains the right in its sole discretion outside the Territory, and within the Territory in respect of End Users outside the scope of the Authorized Area, to: (I) grant others the right to solicit orders for, distribute or license the Products on such terms and conditions and in such territories, as it deems appropriate; (ii) solicit order for, distribute or license the Products in any channel of distribution; and (iii) subject to Section 15, change the design or specifications of the Products at any time and to discontinue the sale or availability of any Products at any time without liability to DISTRIBUTOR upon ninety (90) days prior written notice to DISTRIBUTOR.

     2.5     DISTRIBUTOR shall not, nor shall it permit any third party to: (i) copy or manufacture the Products or any portion thereof; (ii) translate, modify, adapt, enhance, extend, decompile, disassemble or reverse engineer the Products; or (iii) use the Products to provide any facility management or service bureau service or otherwise use the Products to process the data of any third party.

     2.6     As a further condition of the grant of the exclusive rights granted hereby and notwithstanding any disclosure made by DISTRIBUTOR of an ultimate destination of Products DISTRIBUTOR shall not export or disclose directly or indirectly the Products or related technical information, documents or materials, or any direct product thereof outside of the Territory except for the purpose of returning any defective products to DIAGNOS for replacement or repair. If at any time DIAGNOS determines that the laws of the Territory are or become insufficient to protect DIAGNOS' intellectual property rights in the Products, DIAGNOS reserves the right to restrict or terminate DISTRIBUTOR's rights to market and solicit orders for Products therein. DIAGNOS shall obtain all export licenses which may be required for the marketing and sale of the Products in the Territory by the laws of the Territory (Michael we aim products entering in USA).

     2.7     Any Product provided to the US Government (or any of its agencies) shall be provided with "Restricted Rights" and DISTRIBUTOR shall affix (if not already affixed) to any media containing all or any portion of the Product a restricted rights legend substantially similar to the following: "This Program is provided with Restricted Rights as defined in the United States Federal Acquisition Regulations. Use, duplication or disclosure by the Government is subject to the restrictions set forth in DFARs 252.227-7013 (c) (1) (ii) and 48 CFR 52.227-19 (c) (1) and (2), or applicable successor provisions."

3.      TERM

Subject to Section 22 hereof, this Agreement shall remain in effect for a period of ten (10) years from the date hereof (the "Term") and shall be automatically renewed for successive one (1) year periods thereafter ("Renewal Term") unless either party gives written notice to the other party of an intention to terminate or re-negotiate this Agreement not less than one hundred and twenty (120) days prior to the end of the Term or any Renewal Term.

     4     CONSIDERATION

     4.1     As consideration for DIAGNOS entering into this Agreement, DISTRIBUTOR has paid upon execution of this Agreement, to DIAGNOS the sum of ONE HUNDRED AND FIFTY THOUSAND U.S. DOLLARS ($150,000 USD ) (the "Advance Royalty Payment") which shall be non-refundable by DIAGNOS but shall be utilized as a credit against the future purchase of Products in accordance with Section 4.2 and Section 12.

     4.2     The Advance Royalty Payment shall be credited against the amounts due with regard to (I) the purchase price (as set forth in Schedule D) for seven (7) licenses with API functionality with regard to Products sold to End Users with whom DISTRIBUTOR has effected Completed Sales in conformity with Section 12 of this Agreement.

     5     DISTRIBUTOR UNDERTAKINGS

DISTRIBUTOR agrees and undertakes that, throughout the term of this Agreement, it shall, at all times use its best efforts to:

     5.1     actively and effectively promote, distribute, market and sell the Products, employ in its own name, at its own expense and upon its own responsibility, such number of employees as would reasonably ensure proper coverage in serving End Users in the Authorized Area, stimulate interest in the Products among potential customers in the Authorized Area and in the Territory and cooperate with DIAGNOS in all reasonable advertising and promotional programs undertaken by DIAGNOS in the Authorized Area and in the Territory; provided that DISTRIBUTOR shall be under no obligation to assist DIAGNOS to promote, distribute, market or sell the Products outside the Authorized Area or outside the Territory. However, the DISTRIBUTOR shall not hold itself out as being the agent or representative of DIAGNOS for any purposes other than the sale and distribution of the Products within the Authorized Area in the Territory. DISTRIBUTOR may, in its sole discretion, refer to DIAGNOS all inquiries relating to Products received by DISTRIBUTOR from actual or potential End Users whose head office is located outside the Territory or within the Territory but outside the Authorized Area ("Extra-Territorial Sales Lead"); provided that, in any such case, DISTRIBUTOR shall be entitled to be paid a fee by DIAGNOS with regard to any Completed Sale from any such Extra-Territorial Sales Lead within Thirty (30) days of the consummation of such Completed Sale equal to 20% of the gross sales price of each such Product sold.

     5.2     Promote the sales of the Products through regular contact with End Users in the Authorized Area and in the Territory;

     5.3     Keep DISTRIBUTOR's existing End Users in the Territory and Authorized Area advised of new DIAGNOS products, provided DISTRIBUTOR has been advised by DIAGNOS of such new products.

     5.4     Cooperate with and assist in advertising and sales campaigns instituted by DIAGNOS for the Products in the Authorized Area in the Territory. All promotional and sales material utilized by DISTRIBUTOR shall be submitted to DIAGNOS for its approval before any use or distribution thereof by DISTRIBUTOR. DIAGNOS shall review and submit and comments or changes regarding such materials to DISTRIBUTOR within ten (10) working days of the date of such submission and if no such comments or changes are furnished to DISTRIBUTOR within such ten (10) working days period, DISTRIBUTOR may utilize such materials for the purpose for which they were prepared.

     5.5     Provide, at its sole expense, an effective means of demonstrating the capabilities of the Products to potential and existing End Users in the Authorized Area and in the Territory. DIAGNOS reserves the right, but not the obligation, to inspect and approve any such demonstration methods.

     5.6     Distribute to its existing End User customers technical material related to the Products, provided that all such material not provided directly by DIAGNOS must be first approved in writing by DIAGNOS. DIAGNOS shall provide to DISTRIBUTOR all customer technical material that it shall reasonably require for the demonstration thereof by DISTRIBUTOR and the use thereof by each End User. A copy of the current version of such technical material with regard to the Products has previously been furnished to DISTRIBUTOR by DIAGNOS. DIAGNOS shall promptly furnish to DISTRIBUTOR any and all amendments and updates to such materials (and any new technical material with regard to New Versions) and in such quantities as DISTRIBUTOR shall reasonably request, but in any event no fewer than (I) the number of Licenses sold by DISTRIBUTOR and (ii) the number of orders outstanding but unfulfilled by DIAGNOS. Any technical materials prepared by DISTRIBUTOR with regard to the Products shall be submitted to DIAGNOS for its review and approval. DIAGNOS shall promptly (and in any event no later than fifteen (15) working days after the receipt thereof) review any such materials and furnish to DISTRIBUTOR any comments, changes or suggested modifications thereto. To request approval pursuant to this subsection, DISTRIBUTOR shall send copies of such material and a request for approval to the attention of DIAGNOS' President at the address specified in Section 27.7.

     5.7     Conduct advertising and sales campaigns with respect to the Products in the Authorized Area and in the Territory using such kinds of promotional material as DISTRIBUTOR, in its sole and absolute discretion, deems appropriate, including, but not limited to, press releases, exhibition panels, show boards and catalogues. DISTRIBUTOR agrees to refrain from making any claim, representation or warranty concerning the Products which is in any way different from those made by DIAGNOS or inconsistent with the terms thereof set forth in the License Agreement, and shall not create any cartons, packaging or labels for the Products without DIAGNOS' prior written consent; provided that DIAGNOS understands that DISTRIBUTOR shall have the express right to repackage the Products in packaging that shall bear the name and logo of DISTRIBTOR; provided that DIAGNOS shall have the right to inspect and review DISTRIBUTOR's advertising, sales material and packaging, and to require such modification thereto as DIAGNOS deems reasonably advisable. In the event DIAGNOS exercises its approval rights hereunder, DISTRIBUTOR, upon written notice, shall modify such material and/or packaging to comply with DIAGNOS' instructions. DISTRIBUTOR shall display the Products at those trade shows at which it exhibits any other products. DISTRIBUTOR shall, upon being so instructed by DIAGNOS, immediately cease any such promotional efforts and retract any press releases published, without the need for DIAGNOS to give any reasons for the instruction to so cease and desist.

     5.8     Prominently display on all advertisements and sales material related to the Products current DIAGNOS trademarks and logos but only as supplied and approved by DIAGNOS. DISTRIBUTOR shall not modify in any manner (including as to placement thereof which shall be deemed to be a modification) any such logos or trademarks.

     5.9     Include for End Users in the Authorized Area and in the Territory any warranty (including any documentation relating thereto) given by DIAGNOS on the Products. DISTRIBUTOR itself may not extend or in any way modify DIAGNOS' warranties to End Users.

     DISTRIBUTOR agrees and undertakes that, throughout the term of this Agreement, it shall fulfill the Minimum Revenue and Sales Commitments specified in Section 12.

     6.     ORDERING

     6.1     DISTRIBUTOR shall, from time to time during the Term or any Renewal Term, submit by electronic or other means an order to DIAGNOS with regard to the Products. The order shall be in such form as the parties shall reasonably require in order to identify the Product, and identify any enhancement or modification thereto as the DISTRIBUTOR's customer shall reasonably require, the quantity, and delivery date and shall contain substantially the same information as is set forth in the Order Form attached hereto as Schedule B. DIAGNOS shall have the absolute right to establish terms governing the licensing of Products to the End Users, but shall be substantially in the form attached hereto as Schedule C. DIAGNOS shall give written notice to the DISTRIBUTOR of any proposed change or modification to the form of License Agreement attached hereto as Schedule C upon at least thirty (30) days prior written notice of the coming into force of any such change or modification thereof; provided that DIAGNOS shall have discussed such change or modification with DISTRIBUTOR prior to the effective date thereof and DISTRIBUTOR shall have had the opportunity to assure that any such change or modification complies with applicable U.S. federal, state or municipal law. DIAGNOS shall make all Product shipments and shall invoice DISTRIBUTOR at the time of the shipment of an order to the DISTRIBUTOR. DIAGNOS shall not, unless directed by DISTRIBUTOR, ship any order for Products directly to any End User.

     6.2     Upon receipt of an order for a Product from DISTRIBUTOR, DIAGNOS will, unless DISTRIBUTOR is delinquent in its payments or in breach of its agreements with DIAGNOS, promptly fulfill such order for the Product and issue authorization keys for the Products to DISTRIBUTOR for the End User in the Territory and in the Authorized Area. DIAGNOS shall have no obligation to ship directly to DISTRIBUTOR's End Users or export any Products outside the Territory. Risk of loss to the Products shall pass to DISTRIBUTOR F.O.B. (Incoterms 2000 revision) DIAGNOS' shipping facility.

     6.3     Unless otherwise agreed, all Products shall be shipped by DIAGNOS to DISTRIBUTOR at DISTRIBUTOR's address set forth above or such other address in the Territory as DISTRIBUTOR may notify DIAGNOS as its delivery address. From time to time DISTRIBUTOR and Diagnos will agree on an the appropriate method of shipment and Diagnos shall obtain all licenses required in Canada to export the Products from Canada. DISTRIBUTOR shall clear the Products through local customs promptly upon their arrival in the Territory and shall pay all customs duties and other charges assessed on such imports into the Territory, if applicable. DISTRIBUTOR shall be responsible for shipment to End Users in the Authorized Area and in the Territory.

     6.4     DIAGNOS will use its best efforts to meet the requested ship date in DISTRIBUTOR's offer to execute but will not be liable to DISTRIBUTOR or to any other person if it fails to meet the requested ship date; provided that DIAGNOS shall promptly advise DISTRIBUTOR if it is unable to ship any Product within five (5) working days of the placing of any order by DISTRIBUTOR and the reasons therefore. DIAGNOS shall use its commercial best efforts to resolve any such delay promptly. Orders without requested ship date will be processed for shipment within five (5) working days of the order date.

     7     SUPPORT AND UPDATES

     7.1     Distributor shall provide First Level Support and Diagnos shall provide Second Level Support pursuant to the terms of a Software Support Agreement substantially in the form of such agreement attached hereto as Schedule E ("Software Support Agreement").

     7.2     Each Authorized Area End User in the Territory shall enter into a Software Support Agreement. Under such agreement, the End User shall pay to Distributor a Support Fee (the "Support Fee") shall not less than fifteen percent (15%) of the Manufacturer's Suggested Price for such Product as set forth in Schedule D. DIAGNOS shall give written notice to the DISTRIBUTOR of any proposed change to the terms of such Software Support Agreement, but shall not modify the amount of the annual support fee without the prior written approval of DISTRIBUTOR. Each End User shall be invoiced by DISTRIBUTOR for the support fee at the time of the placing of an order by the DISTRIBUTOR and be paid to DIAGNOS by DISTRIBUTOR.

     7.3     Notwithstanding the foregoing, DIAGNOS shall have no obligation to provide Second Level Support for: (i) altered, damaged or modified Products; (ii) Products that are not the then-current release of the Products available from DIAGNOS, provided DIAGNOS shall first have made available the then-current release to DISTRIBUTOR and the End User; (iii) Product problems caused by DISTRIBUTOR's or the End User's negligence, hardware malfunction or other causes beyond the control of DIAGNOS; (iv) Products installed on a hardware or operating system environment which is not compatible with the Product purchased; or (v) pre-release or beta Products that are not part of an official DIAGNOS beta program.

     8     CONFIDENTIAL INFORMATION

     8.1     DISTRIBUTOR hereby acknowledges that during the Term and any Renewal Term, Confidential Information will be communicated to it by DIAGNOS from time to time. DISTRIBUTOR therefore hereby acknowledges that:

          8.1.1     it had no part in the creation or development of and has no right, title or interest of whatsoever nature in or to the Confidential Information, except as set forth in this Agreement;

          8.1.2     the Confidential Information has been disclosed to it solely and exclusively for the purposes contemplated herein; and

          8.1.3     DIAGNOS shall be materially prejudiced by reason of any breach by DISTRIBUTOR of the provisions of this Section 8 and agrees that DIAGNOS shall be entitled to injunctive relief to restrain any such breach or anticipated breach hereof and to specifically enforce the provisions hereof. DISTRIBUTOR further acknowledges that the foregoing rights and recourses of DIAGNOS are in addition to the rights and recourses available to it at law.

          8.1.4     DISTRIBUTOR hereby covenants and agrees that it shall treat the Confidential Information as strictly confidential and shall make use of same solely and exclusively for the purposes permitted hereunder. Without in any way limiting the generality of the foregoing, DISTRIBUTOR hereby undertakes that it shall not use, provide, furnish, disclose or permit the use, provision, furnishing or disclosure of any part of the Confidential Information except as permitted hereunder. DISTRIBUTOR hereby further covenants and agrees that:

          8.1.5     the Confidential Information shall be disclosed to only those officers, directors, employees and agents of DISTRIBUTOR who require access to same for the purposes permitted hereunder and who have a "need to know" same in furtherance of such purposes. In connection therewith, DISTRIBUTOR shall apprise all such persons of the obligations contained herein prior to the disclosure to them of any part of the Confidential Information;

          8.1.6     DISTRIBUTOR shall do all such things as are necessary to preserve the secrecy and confidentiality of the Confidential Information.

           8.1.7     The undertakings of DISTRIBUTOR contained in this Section 8 shall not apply to Confidential Information which:

          8.1.8      was publicly known at the time of disclosure of same by DIAGNOS to DISTRIBUTOR, or was publicly disclosed thereafter through no fault of DISTRIBUTOR; or

          8.1.9      was in DISTRIBUTOR's possession prior to its disclosure by DIAGNOS and was not obtained, directly or indirectly, from DIAGNOS; or

          8.1.10     after the time of disclosure of such Confidential Information by DIAGNOS, DISTRIBUTOR received the Confidential Information hereunder from a third person as a matter of right and having no direct or indirect obligation to DIAGNOS with respect to same; or

          8.1.11     is required to be disclosed by any court of competent jurisdiction or any governmental agency, or under applicable securities disclosure requirements.

     8.2     Upon termination of this Agreement or the termination of any renewal thereof, the DISTRIBUTOR shall promptly deliver to DIAGNOS all records, data, memoranda, manuals, notes and other material of any nature which are in its possession and control and which relate to or constitute Confidential Information and not to disclose to any third party the nature or provisions of this Agreement except with written approval of DIAGNOS.

     8.3     Notwithstanding the termination of this Agreement, the parties' obligations under this Section 8 shall survive the termination of this Agreement.

     9     REPRESENTATIONS AND WARRANTIES

     9.1     Each party represents and warrants to the other party hereto as follows:

          (a)      it is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

          (b)      it has all necessary power, authority and capacity to enter into this Agreement and consummate the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor the performance of the transactions contemplated hereby will, with or without the giving of notice and/or the passage of time, or both, (i) conflict with, or constitute a default under, any applicable law in respect of such party, or require any action, consent, approval or authorization of, or any declaration, filing or registration with or notification to, any person or any action, consent, approval or authorization under applicable law, (ii) result in the loss of any right under, conflict with or constitute a default under, or accelerate the date of performance of, any covenant, obligation or agreement to which such party may be a party or by which such party or any of its assets, rights or properties may be bound or (iii) conflict with or constitute a default under any of the documents or by-laws of such party. This Agreement constitutes a valid and binding obligation of such party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws relating to or affecting the enforcement of creditors' rights generally, and principles of equity.

      (c)      It and its Affiliates are not involved in any litigation which would materially affect the performance of its obligations under this Agreement.

      (d)      it shall use its best efforts to maintain a high degree of financial integrity, service excellence and ethical conduct in its relations with End Users in the Authorized Area and in the Territory.

     10     OBLIGATIONS OF DIAGNOS

     10.1     DIAGNOS agrees to enter into End User License Agreements, substantially in the form of the License Agreement attached hereto as Schedule C, with each End User in the Authorized Area solicited by the DISTRIBUTOR in respect of the Products in the Territory, with respect to Completed Sales in accordance with Section 6 hereof. DIAGNOS reserves the right to add or delete Products, subject to Section 15. DIAGNOS further reserves the right to modify the terms of the form of End User License Agreement from time to time, subject to thirty (30) days prior written notice of the effective date of any such changes given to the DISTRIBUTOR.

     10.2     DIAGNOS agrees to offer to DISTRIBUTOR sales literature on a no charge basis in such quantities, as DISTRIBUTOR reasonably requests. Product information such as, but not limited to, system documentation, and other material related to the Products will be available at DIAGNOS' then-current list price, subject to the right of DIAGNOS to change same with ninety (90) days prior written notice given to the DISTRIBUTOR before the effective date of such changes.

     10.3     DIAGNOS agrees to provide DISTRIBUTOR with current samples of DIAGNOS' trademarks and logos for use, where appropriate, by DISTRIBUTOR in DISTRIBUTOR's advertising and sales material related to the Products.

     10.4     DIAGNOS agrees to support DISTRIBUTOR at local trade shows with additional Product literature and support personnel, as is reasonable only and mutually agreed to by DIAGNOS and DISTRIBUTOR.

     10.5     Except for Unauthorized Clients, all sales leads from DIAGNOS advertising and sales programs will be provided to DISTRIBUTOR for the End Users in the Territory in the Authorized Area.

     11     PRICES

     11.1     Licences

     DISTRIBUTOR shall pay to DIAGNOS an amount equal to the Distributor's purchase price as set forth in Schedule D ("Distributor's Purchase Price") within thirty (30) days of delivery of such each such Product to DISTRIBUTOR. It is understood that the prices set forth in Schedule D are the manufacturer's wholesale prices for such Products. DIAGNOS understands that DISTRIBUTOR will sell such Products to its customers at a price established by DISTRIBUTOR, in its sole and absolute discretion, and that any suggested retail or End User price established by DIAGNOS is advisory only and shall not in any way be binding upon DISTRIBUTOR.

     11.2     SERVICES

     DIAGNOS shall pay to DISTRIBUTOR as commission of fifteen per cent (15%) of the Support Fee collected by DISTRIBUTOR from End Users.

     12     MINIMUM REVENUE AND SALES COMMITMENTS

     12.1     DISTRIBUTOR shall ensure that a minimum of:

          12.1.1     seven (7) non-refundable Completed Sales are made for the first (1st), second and third month immediately following the date of the execution of this Agreement or an aggregate of seven (7) Completed Sales during such period.

          12.1.2     three (3) non-refundable Completed Sales per month to End Users are made for each of the 4th, 5th, 6th and 7th months immediately following the date of the execution of this Agreement or an aggregate of twelve (12) Completed Sales during such period.

          12.1.3     During each of the 8th through 12th months (inclusive) immediately following the date of the execution of this Agreement, DISTRIBUTOR shall ensure that a minimum of two (2) non-refundable Completed Sales are effected per month to End Users or an aggregate of ten (10) Completed Sales during such period.

          12.1.4     Throughout the remainder of the Term following the first anniversary of the date of this Agreement, DISTRIBUTOR shall ensure that a minimum of five (5) non-refundable Completed Sales per calendar quarter are effected to End Users.

For the purpose of this Section 12, a sale shall be deemed completed when full payment, without any reservations, holdback for claims or claims for refunds of the Distributor's Purchase Price is made to DIAGNOS by DISTRIBUTOR.

     12.2     For greater certainty, based on DISTRIBUTOR's representations and the provisions of Section 12.1 above, revenue to DIAGNOS resulting from sales of Products by Distributor and payments with regard to Products sold to End Users and Support Fee pursuant to this Agreement during the applicable one year period commencing on the date of the execution hereof, shall be not less than as follows:

Year	Minimum Yearly Revenue Targets
1	$ 800,000
2	$1,400,000
3	$1,600,000
4	$1,600,000
Four year total equals	$5,400,000

     12.3     In addition to the termination rights granted by Section 22 to DIAGNOS, if DISTRIBUTOR fails to comply with any of minimum Completed Sales requirements set out above, the exclusivity granted under this Agreement shall terminate. The Completed Sales requirements set out in Section 12.1 above are minimums for each period.

     13     PAYMENTS

     13.1     DISTRIBUTOR shall pay the Distributor Purchase Price for each Product purchased hereunder within thirty (30) days of the date of delivery thereof by DIAGNOS to DISTRIBUTOR. All payments due to DIAGNOS shall be remitted not later than net thirty (30) days. All payments shall be made to DIAGNOS' address for payment indicated on DIAGNOS' invoice to DISTRIBUTOR or such other address as the DISTRIBUTOR may be notified by DIAGNOS upon ten (10) days written notice. In addition to such other rights as DIAGNOS may have, DISTRIBUTOR shall pay a monthly late charge equal to the Overnight Rate Target of the Bank of Canada as published by it from time to time plus seven per cent (7%).

     13.2     In the event any payment is not made when due by DISTRIBUTOR to DIAGNOS, DIAGNOS shall be entitled toin addition to its other rights at law or otherwise: (i) defer shipment of additional Product until all outstanding amounts including applicable late charges are paid; and (ii) pursue all other available legal remedies. DIAGNOS has the right to reject an order or part thereof for late payment of invoices, or failure to provide adequate assurances of DISTRIBUTOR's ability to make the required payments in a timely fashion or to meet its other obligations under this Agreement

     14     RECORDS

     14.1     During the Term of this Agreement and for a period of at least three (3) years following termination of this Agreement, DISTRIBUTOR shall keep full, true and accurate records and accounts in accordance with generally accepted accounting practices to show the number and amount of licenses and Support Fees payable to DIAGNOS under this Agreement. DIAGNOS shall have the right, on notice to DISTRIBUTOR, to examine such records or to have such records examined by DIAGNOS' designated certified public accountants during normal business hours to determine DISTRIBUTOR's compliance with the terms of this Agreement. DIAGNOS shall bear the expenses of such audit; however, in the event any such audit reveals that DISTRIBUTOR has understated the amount of fees that it is obligated to pay under this Agreement by more than five percent (5%) of the amount reported during the period audited, DISTRIBUTOR shall pay, in addition to any other fees contractually due, all reasonable costs associated with the audit. Such audit right shall survive the termination of this Agreement for a period of three years.

     14.2     DISTRIBUTOR will assign an individual who will act as account coordination manager for DIAGNOS and the Products. This individual will assist DIAGNOS and its representatives in the creation and dissemination of all necessary reports, policies and procedures in the fulfillment of this Agreement.

     15     PRODUCT SPECIFICATIONS CHANGES

     DIAGNOS reserves the right to make any change or modification to any Product; provided that DIAGNOS shall immediately notify DISTRIBUTOR of any such change and provide technical documentation explaining, in reasonable detail, the nature of any such change or modification. If Diagnos intends to delete a Product from Schedule A it shall provide DISTRIBUTOR with ninety (90) days prior written notice of such action. Diagnos agrees that any Product cancellation from the current list shall be replaced by Product or sub Product of equal or greater functionality than the product being canceled.

I     16     NTELLECTUAL PROPERTY

     16.1     DISTRIBUTOR acknowledges and recognizes that DIAGNOS is the sole and exclusive owner of all right, title and interest to the Products including all Confidential Information and proprietary rights therein, including, without limitation, all associated copyrights, patents, improvements, modifications, alterations, processes, methods, trade-marks, trade secrets or otherwise (hereinafter referred to as Intellectual Property). The parties agree and acknowledge that nothing contained anywhere in this Agreement grants to DISTRIBUTOR any right, title, interest, license, authorization or permission of any nature or kind whatsoever and anywhere in the world, to directly or indirectly use, copy, reproduce, modify, obscure, test, convert, alter, de-compile, disassemble, reverse engineer, license, sublicense, publish or otherwise commercialize the Products and/or the Intellectual Property outside the permission to distribute, promote and sell the Products as set out in this Agreement. For the purpose of greater certainty DISTRIBUTOR is only authorized by this Agreement to advertise, promote the sale of, distribute and sell the Products in the Territory.

     16.2     Upon termination of this Agreement for any reason whatsoever, DISTRIBUTOR shall forthwith deliver up to DIAGNOS all Products within the direct and indirect possession, power or control of DISTRIBUTOR. DISTRIBUTOR and shall certify by way of a sworn affidavit under oath that all Products remaining in the direct or indirect possession, custody, power or control of the DISTRIBUTOR have been delivered up to DIAGNOS or its authorized representative along with the affidavit and that there are no remaining Products in the direct or indirect possession, custody, power or control of the DISTRIBUTOR. The obligation to deliver up as set out herein shall include, but shall not be limited to, any and all products, software, materials, advertising, signage, documents and all other articles, embodiments, items and matter of any nature, kind and configuration whatsoever, and in any material form, which embody, pertain or which are related to the Products and Intellectual Property or which are otherwise contemplated by this provision.

     17     DEMONSTRATION SOFTWARE

     17.1     DIAGNOS agrees to provide DISTRIBUTOR with the following:

               (i)      Demonstration software licenses for the Products; and

               (ii)      Annual maintenance service from DIAGNOS for DISTRIBUTOR's demonstration software licenses, including Maintenance Releases and New Versions of the demonstration software, which DIAGNOS may from time to time in its discretion make generally available during the Term.

     17.2     DISTRIBUTOR agrees to use the demonstration software only in its own hardware and not related to customer work or analysis (example:Service Bureau is not covered.

     18     TRAINING AND CERTIFICATION REQUIREMENTS

     18.1     DISTRIBUTOR acknowledges that proper usage, marketing and solicitation of End Users of the Products by the DISTRIBUTOR is largely dependent on appropriate training of DISTRIBUTOR'S sales and technical staff. DISTRIBUTOR agrees to implement such minimum training programs made available by DIAGNOS to ensure sufficient technical knowledge of the Products by its staff. In the event that trained staff are reassigned to other duties or leave the employ of DISTRIBUTOR, DISTRIBUTOR shall promptly cause other employees to undergo the necessary minimum training programs.

     18.2     Training is available from DIAGNOS at DIAGNOS' standard rate per person, per day for regularly scheduled training conducted at a DIAGNOS training facility. DISTRIBUTOR may also choose to take other DIAGNOS certified training from other sources. DISTRIBUTOR shall bear its own travel and subsistence expenses in connection with such training. Any training undertaken from sources which are not certified by DIAGNOS shall, in addition to the rights granted by Section 22, invalidate the Product warranty provided by DIAGNOS hereunder.

     19     LIMITED WARRANTY

     19.1     DIAGNOS warrants that the Products will be free from defects in material and perform substantially in accordance with DIAGNOS' published specifications therefor, for a period of ninety (90) days from date of shipment to DISTRIBUTOR.

     19.2     DIAGNOS shall incur no liability under this warranty if: (1) the allegedly defective goods are not returned prepaid to DIAGNOS within thirty (30) days of the discovery of the alleged defect and in accordance with DIAGNOS' procedures ; or (2) DIAGNOS' tests disclose that the alleged defect is not due to defects in material or that the Product performs substantially in accordance with DIAGNOS' published specifications therefor.

     19.3     DIAGNOS' liability shall be limited to either repair or replacement of the defective Products, at DIAGNOS' option.

     19.4     DIAGNOS MAKES NO EXPRESS OR IMPLIED WARRANTIES REGARDING THE QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE BEYOND THOSE, WHICH APPEAR ABOVE. DIAGNOS SHALL NOT BE RESPONSIBLE FOR CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR DAMAGES TO BUSINESS OR BUSINESS RELATIONS. THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES. FURTHERMORE, DAMAGES PAYABLE BY DIAGNOS SHALL IN NO EVENT EXCEED THE GROSS REVENUE DERIVED BY DIAGNOS FROM SALES INITIATIONS DURING THE SIX-MONTH PERIOD IMMEDIATELY PRECEDING THE DATE OF THE CLAIM.

     19.5     THIS WARRANTY IS INVALID IF DISTRIBUTOR SELLS THE PRODUCTS OUTSIDE THE TERRITORY OR TO END USERS OUTSIDE THE AUTHORIZED AREA.

     20     INDEPENDENT CONTRACTOR

     During the Term hereof, DISTRIBUTOR shall at all times be deemed an independent contractor with regard to DIAGNOS, and DIAGNOS shall be deemed an independent contractor with regard to DISTRIBUTOR. Neither DIAGNOS nor DISTRIBUTOR's officers, employees or agents shall be deemed officers, employees or agents of the other and neither DIAGNOS nor DISTRIBUTOR shall represent that its relationship with respect to the other party is other than as an independent contractor. Nothing in this Agreement shall create in either party any right or authority to incur any obligations on behalf of, or to bind in any respect, the other party.

     21     NO ASSIGNMENT

     Neither DIAGNOS nor DISTRIBUTOR shall assign or transfer any rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided that DIAGNOS understands that DISTRIBUTOR is proposing to effect an acquisition of a public company and the shareholders of DISTRIBUTOR will control such company following the acquisition that DISTRIBUTOR may assign its rights and obligations under this Agreement, following the acquisition, to such public company; provided further that DISTRIBUTOR shall provide prior notice thereof to DIAGNOS.

     22     DEFAULT AND TERMINATION

     22.1     DIAGNOS shall have the right to terminate this Agreement as of the date of any of the following events:

               (i)      DISTRIBUTOR breaches any of its material undertakings, representations and warranties or any other material term of this Agreement not otherwise specifically mentioned below and fails to remedy such breach within thirty (30) day delay of receiving written notice thereof from DIAGNOS setting forth in reasonable detail the provision of this Agreement alleged to have been breached;

               (ii)     Immediately, without the need for any additional notice or cure period, if DISTRIBUTOR fails to respect Section 2.2 or 2.6 of this Agreement;

               (iii)     Immediately, without the need for any additional notice or cure period, If the DISTRIBUTOR knowingly tries to initiate a sale to an Unauthorized Client without the prior written consent of DIAGNOS;

               (iv)     Immediately, without the need for any additional notice or cure period, if DISTRIBUTOR fails to respect the minimum sales obligations set out in Section 12 of this Agreement during any applicable period;

               (v)     DISTRIBUTOR fails to pay any invoices as provided to Section 13 within ten (10) days delay of receiving notice from DIAGNOS;

               (vi)     Immediately, without the need for any additional notice or delay, if DISTRIBUTOR attempts to assign its rights or delegate its obligations under this Agreement to a third party without the prior written consent of DIAGNOS.

     22.2     A party that has received a notice of a Force Majeure Event from the other party has the right to terminate this Agreement without the need for any other notice or delay if more than ninety (90) days have elapsed since the date of the receipt of such notice pursuant to Section 25.

     22.3     This Agreement shall immediately terminate, without the need for any other notice or delay if either party makes a general assignment for the benefit of its creditors, is not generally paying its debts as they become due, files a petition in bankruptcy, is adjudicated a bankrupt or insolvent, files a petition seeking any reorganization, arrangement, liquidation or similar relief under any present or future statute, law or regulation or files an answer admitting to or fails to contest the material allegations of a petition filed against it in any such proceeding, or seeks, consents to or acquiesces in the appointment of any trustee, receiver, custodian or liquidator of any material part of its properties; or (ii) breaches its confidentiality obligations set out in Section 8 hereof.

     23     EFFECT OF TERMINATION

     23.1     In the event that this Agreement is terminated:

               (i)      DIAGNOS shall be obliged to fill only those orders received and paid from DISTRIBUTOR and accepted by DIAGNOS prior to the effective date of termination. However, the acceptance of a Completed Sales by DIAGNOS after the date of termination of this Agreement of a Completed Sale received prior to such date from the DISTRIBUTOR shall not be construed as a renewal or waiver of the rights of DIAGNOS.

               (ii)      Neither party shall, by reason of the termination of this Agreement, be liable to the other for compensation, reimbursement or damages on account of the loss of prospective profits on anticipated sales, or on account of expenditures, investments, leases or commitments entered into or made in connection with the business or goodwill of the other.

               (iii)      All outstanding invoices shall become immediately due and payable subject to any right of offset.

               (iv)      Each party shall immediately return to the other party any Confidential Information belonging to or relating to such party, irrespective of the medium on which such information is found.

               (v)      DISTRIBUTOR shall cease all marketing and promotional or support efforts and shall immediately return all promotional and sales literature to DIAGNOS or as directed by it (including any product descriptions, manuals and warranty forms).

               (vi)      DISTRIBUTOR shall immediately cease all representations to the effect that it acts for DIAGNOS or in connection with the Products.

               (vii)      Other than as expressly set out herein, the parties shall have no further obligations towards each other and no further rights hereunder, however, DISTRIBUTOR acknowledges that DIAGNOS has a legitimate interest in the strict compliance with the termination provisions and hereby accepts the use of injunctive and similar relief by DIAGNOS, notwithstanding the termination of the Agreement as set out above.

     23.2     The provisions of clauses 8, 16, this clause 23 and 26 shall survive any termination of this Agreement for a period of 60 months.

     24     COMPLIANCE WITH LAWS AND STANDARDS OF CONDUCTS

     24.1     DISTRIBUTOR will, at its expense, obtain and maintain the governmental authorizations, registrations and filings that may be required under the laws of any part of the Territory to execute or perform this Agreement. DISTRIBUTOR will consult DIAGNOS and obtain DIAGNOS' prior written approval before registering this Agreement with any government authorities; provided that Distributor may file this Agreement as an exhibit to any filing required to be made with the United States Securities and Exchange Agreement if applicable securities disclosure requirements provide that this Agreement shall be so filed. DISTRIBUTOR will otherwise comply with all laws, regulations and other legal requirements that apply to this Agreement, including tax and foreign exchange legislation and will promptly notify DIAGNOS of any change in legislation that may affect DISTRIBUTOR's performance of this Agreement.

     24.2     DISTRIBUTOR will not use any payment or other benefit derived from DIAGNOS to offer, promise or pay any money, gift or any other thing of value to any person for the purpose of influencing official actions or decisions affecting this Agreement, while knowing or having reason to know that any portion of this money, gift or thing will, directly or indirectly, be given, offered or promised to an employee, officer or other person acting in an official capacity for any government or agency or any political party, party official or candidate for political office.

     24.3     DISTRIBUTOR will at all times refrain from engaging in any illegal, unfair or deceptive trade practices or unethical business practices with respect to the Products or otherwise. DISTRIBUTOR shall comply in any and all respects with all applicable laws, ordinances, rules and regulations, and DISTRIBUTOR shall obtain any and all permits, licenses, authorizations, and/or certificates that may be required in any jurisdiction or by any regulatory or administrative agency in connection with its activities hereunder. DISTRIBUTOR shall adhere to DIAGNOS rules and policies and disseminate current information and materials as announced or provided from time to time by DIAGNOS to DISTRIBUTOR. It shall be DISTRIBUTOR's sole responsibility at its expense to obtain the approval of any governmental authority; to take whatever steps may be required to affect the payment of funds; to minimize or eliminate the incidence of non-U.S. taxes, fees, or assessments which may be imposed; to protect its investments in the Territory; to enable DISTRIBUTOR to commence or continue doing business in the Territory.

     24.4     DISTRIBUTOR will provide DIAGNOS with the assurances and official documents that DIAGNOS may reasonably request to verify DISTRIBUTOR's compliance with this Section.

     24.5     In performing its duties under this Agreement, DIAGNOS and DISTRIBUTOR, respectively, will use their best efforts:

a.     not do anything that would tend to discredit, dishonor, reflect adversely or unfavorably upon, or in any manner injure the reputation of the other;

b.    endeavor to promote the sales of the Products by providing leads to each other, as applicable;

c.    all times adhere to the highest standards of ethics in conducting its activities hereunder; and,

d.    at each party's sole expense, comply with good business practices.

     25     FORCE MAJEURE

     25.1     Except for any obligation to make payments when due hereunder, the obligations of a party shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labour disputes (however arising and whether or not employee demands are reasonable or within the power of the party to grant); acts of God; laws, regulations, orders, proclamations, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of federal, state or local environmental standards; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather conditions; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors' or subcontractors' shortage of, or inability to obtain labour, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; or any other cause similar to the foregoing (collectively, a "Force Majeure Event").

     25.2     The affected party shall promptly give notice to the other party of the Force Majeure Event stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected party shall resume performance as soon as reasonably possible.

     25.3     Subject to the termination rights of the party not affected set out in Section 21.3, the affected party shall use all reasonable diligence to remedy the Force Majeure Event as quickly as practicable. However, this requirement of reasonable diligence shall not require the settlement of strikes, lockouts or other labour difficulties by the party involved therein on terms not acceptable to it. The manner of dealing with any such labour difficulties shall be entirely within the discretion of the party so involved.

     26     MISCELLANEOUS

     26.1     Channel conflicts: Any sales channel conflict will be resolved on a case-by-case basis. It is understood that any Integrator, outside the United States of America, can bid in the Territory in the Authorized Area market. DIAGNOS cannot be made responsible for Integrator sales worldwide.

     26.2     Governing Law: This Agreement shall be governed by the laws of the Province of Quebec, Canada, including the laws of Canada applicable therein but excluding private international law dealing with the conflict of laws. The application of the United Nations Convention on Contracts for the International Sale of Goods is hereby expressly excluded. The parties hereby irrevocably attorn to the jurisdiction of the courts of the Province of Quebec to the exclusion of all other forums.

     26.3     Reference account: DIAGNOS shall not use the name of DISTRIBUTOR's customers for reference and marketing purpose without the prior written consent of DISTRIBUTOR and such customer.

     26.4     Entire Agreement: This Agreement fully and completely expresses the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, undertakings and understandings of the parties in connection with the subject matter hereof.

     26.5     Amendments: This Agreement shall not be amended or modified except in writing signed by the parties hereto. No course of dealing or usage of trade by or between the parties shall be deemed to effect any such amendment or modification.

     26.6     Headings: All headings and captions contained herein are for convenience and ease of reference only and are not to be considered in the construction or interpretation of any provision of this Agreement.

     26.7     Sections: Numbered or lettered paragraphs, subparagraphs and schedules contained in this Agreement refer to sections, subsections and schedules of this Agreement.

     26.8     Notices: Any notice required be sending or giving to DISTRIBUTOR or DIAGNOS shall be sent by certified or registered mail, return receipt requested, addressed as follows:

To DISTRIBUTOR:	RJL Marketing Services Inc. 9 Mercer Court Sterling, Virginia 20165 Tel: 703-430-3944 Fax: 703-430-2142 Attention of President

To DIAGNOS:	DIAGNOS Inc. 7005 Taschereau Blvd, suite 250, Quebec, Canada, J4Z-1A7 Telephone No. (450) 678-8882 Fax No. (450) 678-8119 Attention of President

     26.9     Waivers: Any consent by any party to, or waiver of, a breach by the other shall not constitute a consent to, or a waiver of any other, different or subsequent breach. For a waiver to be valid it must be expressed in a written document, set out with sufficient precision the subject matter and extent of the waiver and be signed by a duly authorized representative of the party entitled to grant the waiver.

     26.10     Currency: Unless otherwise stated, all references to dollar amounts herein refer to the lawful currency of the United States of America.

     26.11     Counterparts and facsimile: This Agreement may be executed in counterparts, each of which will be deemed an original and both of which, taken together, shall constitute the same document. A facsimile of the signature of one or both parties hereto shall be conclusive evidence of the execution of the Agreement by such party.

     26.12     Language: The parties confirm having expressly requested that this document, the schedule and all documents and notices relating hereto be drafted in English. Les parties confirment avoir requis que le présent document, annexes et tous les documents et avis qui y sont afférents soient rédigés en anglais.

     IN WITNESS WHEREOF the parties hereto have executed this Agreement as of this ____ day of _____, 2003.

Signed as follows:
DIAGNOS Inc.	RJL Marketing Services Inc.,
At Brossard (Longueuil), province of Quebec, Canada	At Sterling, Commonwealth of Virginia, United States of America
By:____________________________:	By:____________________________:
(Printed Name)	(Printed Name)
____________________________ (Title)	_____________________________ (Title)
Witness:___________________________ print name:	Witness:___________________________ print name: